Exhibit 99.1

News Corp and Telstra sign definitive agreements to combine Foxtel and FOX SPORTS Australia

5 March 2018 – News Corp and Telstra today announced they have signed definitive agreements to combine Foxtel and FOX SPORTS Australia, which will deliver premium and innovative content to Australians with ever greater quality, variety and efficiency.

The key commercial arrangements include:

•	News Corp will have 65 per cent shareholding in the combined entity and Telstra will have 35 per cent.
•	News Corp will appoint four directors (including the Chairman) to the combined entity's board and the senior executives, and Telstra will appoint two directors.
•	News Corp will consolidate the combined entity into its financial statements

The combined company will provide Australian viewers with the best possible experiences by:

•	Putting greater emphasis on live streaming products and an expanded library, including Australian written, produced and directed programming;
•	Delivering new and creative products and packages across devices and platforms, with investment in exclusive content and technology, including a focus on high quality FOX SPORTS Australia productions;
•	Expanding distribution channels for Foxtel and FOX SPORTS Australia products, along with developing greater operating efficiencies across the combined businesses; and
•	Levering the benefits of the assets and experience of News Corp in Australia and around the world.

News Corp Chief Executive Robert Thomson said:  "The launch of the combined company will mark the dawn of a new era for our Australian business, and Foxtel and FOX SPORTS Australia will together be a formidable force. We will be able to use our powerful media platforms to promote the unique sports and entertainment assets in the two companies, and improve services for consumers and advertisers. Patrick Delany and his talented team will be absolutely focused on serving viewers compelling, contemporary Australian content and superlative sports coverage on personalized platforms."  Mr Delany will be Chief Executive Officer of the combined company.

Telstra CEO Andy Penn said the combination of Foxtel and FOX SPORTS Australia with their content assets would position the company to strongly compete in the dynamic media market, and it would continue to be an important part of Telstra's media strategy.

"Our customers are streaming more and more sport and entertainment on their TV at home and on their mobile devices while on the move. Telstra will be the exclusive telco sales agent for the combined entity on mobile and IP products and we will continue with our broadcast reseller arrangements," Mr Penn said.

News Corp Australasia Executive Chairman Michael Miller said:  "Under the leadership of Patrick Delany, this company will provide the exclusive and quality content that Australian consumers demand and expect.  It will broadcast and stream in the most exciting, innovative and engaging ways across all platforms."

The transaction is expected to close during the fourth quarter of Fiscal Year 2018.

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Forward- Looking Statements
This document contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. These statements appear in a number of places in this document and include statements with respect to, among other things, the expected terms of the transaction, the expected closing date of the transaction, the potential benefits of the proposed transaction and the expected accounting treatment. Readers are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: the negotiation and execution of mutually acceptable definitive documents, matters arising in connection with the parties' efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of the parties' control. The forward-looking statements in this document speak only as of this date and the parties undertake no obligation (and expressly disclaim any obligation) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Contacts
Telstra
Media contact: Michael Zappone +161 438 004 959
Email: media@team.telstra.com

Investor contact: Nathan Burley +61 457 529 334
Email: investor.relations@team.telstra.com

News Corp
Media contact: Jim Kennedy +1 212 416 4064
Email: jkennedy@newscorp.com

Investor contact: Mike Florin +1 212 416 3363
Email: mflorin@newscorp.com

About News Corp
News Corp (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) is a global, diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers throughout the world. The company comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, and cable network programming and pay-TV distribution in Australia. Headquartered in New York, the activities of News Corp are conducted primarily in the United States, Australia, and the United Kingdom. More information: http://www.newscorp.com.
Ref number: 31/2018